Press Release                        February 5, 2015

RREEF Property Trust announces new officer appointments and a new fund administration partner for its advisor

RREEF Property Trust, Inc. (NASDAQ: ZRPTAX; ZRPTBX) announced today the appointment of Julianna Ingersoll as its Chief Operating Officer and Executive Vice President, Eric Russell as its Chief Financial Officer and Vice President and Aimee Samford as its Treasurer, effective immediately. RREEF Property Trust’s sponsor and advisor is RREEF America L.L.C. (RREEF America), a division of Deutsche Asset & Wealth Management (Deutsche AWM).

"I am pleased to announce these new appointments, as Julianna, Eric and Aimee will all play pivotal roles in driving our strategy forward as we continue to focus on aggressively pursuing strategic opportunities to further strengthen and expand the portfolio," said Jim Carbone, President and CEO of RREEF Property Trust. "Increasing the size of the management team allows a deeper and more focused effort as we aim to elevate RREEF Property Trust to a new level of success and deliver long-term value for our shareholders."

Ingersoll, in her new role, is responsible for business development, operations and finance, including external and internal sales, relations with third-party distributors, product development and strategy. Since 2012 and most recently, she served as RREEF Property Trust’s Chief Financial Officer and Vice President. Previously within Deutsche AWM, she sourced, underwrote and executed strategic transactions. Prior to joining Deutsche AWM, Ingersoll held various positions within Deutsche Bank’s Corporate Banking & Securities division including its Residential Mortgage Backed Securities group, the Office of Corporate Development and the Corporate Investments group, and the Technology Investment Banking team.

Russell is responsible for finance, accounting, reporting, and all treasury-related functions. Most recently, he served as RREEF Property Trust’s Assistant Treasurer. Since joining in 2000, Russell has served as a Controller in the Real Estate Fund Finance Group, overseeing financial reporting, fund accounting, tax compliance and loan compliance for RREEF Property Trust and various separate account clients. Prior to joining Deutsche Bank, he served as an Accounting Manager and Assistant Controller at iStar Financial, Inc. and as a Controller at Sierra National Home Warranty Corporation. Russell began his career in accounting at Grant Thornton as a Staff Auditor.

Samford, in her new role, oversees treasury functions in addition to her current responsibilities as Secretary of RREEF Property Trust. Samford also is the Chief Operating Officer for Deutsche AWM’s real estate business within its Alternatives and Real Assets business in the Americas. She joined Deutsche Bank’s real estate business in 1998 as a Manager of Corporate Finance. Samford began her career as an Audit and Tax Professional at Deloitte & Touche LLP.

The new appointments follow Deutsche AWM’s recent agreement with Bank of New York Mellon Corporation (BNY Mellon) whereby BNY Mellon will provide real estate and infrastructure fund administration services to Deutsche AWM. Under the agreement, Deutsche AWM will outsource its direct real estate and infrastructure fund finance, fund accounting, asset management accounting, and client and financial reporting functions to BNY Mellon.

With respect to RREEF Property Trust, BNY Mellon will provide the fund accounting and reporting, asset management accounting and fund administration functions that were previously performed by RREEF America as RREEF Property Trust’s advisor; provided that RREEF America will remain ultimately responsible for the performance of all such services for RREEF Property Trust pursuant to the terms of the advisory agreement between RREEF Property Trust and RREEF America. As part of these services, under the supervision of RREEF America, BNY Mellon will calculate RREEF

Property Trust’s daily NAV in accordance with the valuation guidelines established by RREEF Property Trust’s board of directors.

For further information, please call:

Deutsche Bank AG Press & Media Relations
Catherine Wooters
Phone: +1 (212) 250-2790
E-Mail: catherine.wooters@db.com

RREEF Property Trust
RREEF Property Trust is a publicly registered, non-traded, daily NAV real estate investment trust. RREEF Property Trust employs a blended strategy that includes commercial real estate, publicly-traded real estate securities, and real estate-related debt and cash and cash equivalents. RREEF Property Trust targets investments in income-producing properties with established cash flow and the potential for value appreciation. RREEF Property Trust focuses primarily on U.S. commercial real estate assets selected from the industrial, retail, office, and multifamily sectors. To learn more about RREEF Property Trust, please go to www.rreefpropertytrust.com.

RREEF America L.L.C. is the sponsor and advisor of RREEF Property Trust. RREEF America L.L.C., together with its affiliates in Europe and Asia comprise the global real estate investment business of Deutsche Asset & Wealth Management (formerly RREEF Real Estate), a division of Deutsche Bank A.G., or Deutsche Bank.

Deutsche Asset & Wealth Management - Real Estate
Deutsche Asset & Wealth Management’s real estate investment business has been investing in real estate assets for more than 40 years. As part of the Alternatives and Real Assets platform, this business today has more than 450 employees around the world, USD 47.6 billion in assets under management as of December 31, 2014, and offers a diverse range of strategies and solutions across the risk and return and geographic spectrums, including core and value-added real estate, real estate securities, real estate debt and opportunistic real estate. The real estate investment business employs a disciplined investment approach and aims to deliver superior long-term risk adjusted returns, preservation of capital and diversification to its investors, which include governments, corporations, insurance companies, endowments, retirement plans and private clients worldwide. To learn more about Deutsche Asset & Wealth Management’s real estate investment capabilities, please go to www.deutscherealestate.com.

Deutsche Asset & Wealth Management
With USD 1.26 trillion of assets under management (as of December 31, 2014), Deutsche Asset & Wealth Management* is one of the world's leading investment organizations. Deutsche Asset & Wealth Management offers individuals and institutions traditional and alternative investments across all major asset classes. It also provides tailored wealth management solutions and private banking services to high-net-worth individuals and family offices.

*Deutsche Asset & Wealth Management represents the asset management and wealth management activities conducted by Deutsche Bank AG or any of its subsidiaries. Clients will be provided Deutsche Asset & Wealth Management products or services by one or more legal entities that will be identified to clients pursuant to the contracts, agreements, offering materials or other documentation relevant to such products or services.